UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 28, 2006

Advanced Lighting Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	0-27202	34-1803229
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

32000 Aurora Road, Solon, Ohio		44139
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	440-519-0500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 28, 2006, Deposition Sciences, Inc. (DSI), a wholly owned subsidiary of Advanced Lighting Technologies, Inc. (ADLT), entered into a ten year lease (New DSI Lease) of its current facility in Santa Rosa, California (Santa Rosa Facility), with First Industrial Development Services, Inc. (FIDS). The lease provides DSI with an option to extend the lease for four consecutive terms of five years each at then current market rates. The terms of the lease require DSI to pay for all maintenance and tax expenses relating to the Santa Rosa Facility during the term of the lease. The annual base rental payments of $1.219 million, with escalation after the third year, are slightly lower than the annual rental payments provided for in the previous lease for the facility for periods after March 15, 2006. ADLT has guaranteed the obligations of DSI purusant to the New Lease.

Item 1.02 Termination of a Material Definitive Agreement.

On February 28, 2006, the Lease Agreement dated March 1, 2001 as amended between DSI and Macken Associates (Macken) was terminated upon the sale by Macken of the Santa Rosa Facility. ADLT had guaranteed the obligations of DSI pursuant to the Lease Agreement with Macken.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 28, 2006, DSI assigned its option to purchase the Santa Rosa Facility to FIDS for a cash payment $4.35 million. After payment of agent commissions and other expenses, the net proceeds to DSI were approximately $3.8 million. FIDS exercised the option on the same day, acquiring the Santa Rosa Property from Macken for additional consideration of $10.35 million, and entered into the New Lease.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Lighting Technologies, Inc.

March 6, 2006	By:	Wayne J. Vespoli

Name: Wayne J. Vespoli
Title: Chief Financial Officer